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                                                                     EXHIBIT 8.1

                                                               February 21, 1996
Reunion Resources Company
One Stamford Landing
62 Southfield Avenue
Stamford, Connecticut 06902

Re: Merger Of Reunion Resources Company Into Its
    Wholly-owned Subsidiary, Reunion Industries, Inc.
    -------------------------------------------------

Gentlemen:

          We have acted as special counsel to Reunion Resources Company, a Delaware corporation ("Reunion"), in connection with the transaction contemplated by the Merger Agreement (the "Merger Agreement") dated as of November 14, 1995 between Reunion and its wholly-owned subsidiary, Reunion Industries, Inc. ("New Subsidiary"), a Delaware corporation, pursuant to which Reunion is being merged into New Subsidiary, which will be the surviving corporation (the "Merger"). At the Effective Time of the Merger, each share of New Subsidiary common stock heretofore issued and outstanding and held by Reunion shall be retired and cancelled and shall cease to exist without the payment of any consideration therefor. Each share of Reunion common stock issued and outstanding shall be automatically converted, by reason of the Merger and without any action on the part of the holders thereof, into the right to receive one fully paid and non-assessable share of New Subsidiary common stock; the shares of Reunion shall cease to exist as such and shall exist only as the right to receive shares of New Subsidiary common stock. This opinion is being furnished pursuant to Section 5.1(c) of the Merger Agreement and all capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Merger Agreement.
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Reunion Industries, Inc.
February 13, 1996
Page 2

          In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate for the opinions set forth below. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the foregoing documents and statements and representations of officers and other representatives of Reunion.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service (the "Service"), and such other authorities as we have considered relevant.

          Based solely upon the foregoing and upon the assumptions set forth herein, and subject to the caveats set forth below, we are of the opinion that under present law, for federal income tax purposes, (i) the Merger will be treated as a tax-free reorganization under Section 368(a) of the Code; (ii) Reunion and New Subsidiary each will be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by Reunion stockholders on the receipt of New Subsidiary shares at the Effective Time of the Merger in exchange for shares of Reunion common stock; (iv) the tax basis of shares in New Subsidiary received in the Merger will equal the tax basis of the shares of Reunion exchanged therefor; and (v) provided that the shares of Reunion are held as capital assets at the time of the Merger, the holding period of the shares of New Subsidiary received in the Merger will include the holding period of the shares of Reunion exchanged therefor.

          Except as set forth above, we express no other opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger. We hereby consent to the reference to the undersigned under the heading "Proposal II. The Merger - Federal Income Tax Consequences to Stockholders" in the Proxy Statement/Prospectus included in the registration statement related to the Merger (the "Registration Statement"), and in all amendments thereto, and to the filing of this opinion by New Subsidiary as Exhibit 8.1 to the Registration Statement. We are furnishing this opinion to you solely in connection with the
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Reunion Industries, Inc.
February 13, 1996
Page 3

Merger and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose.


                                          Very truly yours,

                                          /s/ Richards & O'Neil, LLP